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                                                                    EXHIBIT 23.1
                        Consent of Independent Auditors


The Board of Directors
Aetna Inc.:

We consent to incorporation by reference in the registration statement on Amendment No. 1 to Form S-3 of Aetna Inc. of our report dated December 1, 2000, relating to the consolidated balance sheets of Aetna Inc. and Subsidiaries (formerly known as Aetna U.S. Healthcare Inc.) as of December 31, 1999, and 1998, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in Amendment No. 2 to Form 10 of Aetna U.S. Healthcare Inc. (renamed Aetna Inc.) and to the reference to our firm under the heading "Experts" in the prospectus.


                                  /s/ KPMG LLP

Hartford, Connecticut
February 14, 2001